                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[X]      Preliminary Information Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
         14c-5(d)2))
[ ]      Definitive Information Statement

                              REMEDENT USA, INC.
                (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1.       Title of each class of securities to which transaction applies:

2.       Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction, computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.       Proposed maximum aggregate value of transaction:

5.       Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.       Amount Previously Paid:

2.       Form Schedule or Registration Statement No.:

3.       Filing Party:

4.       Date Filed:

Remedent USA, Inc.
1220 Birch Way
Escondido, CA 92027

To the Stockholders of Remedent USA, Inc.

SCHEDULE 14C INFORMATION STATEMENT

Notice is hereby given to you as a stockholder of record of Remedent USA, Inc. ("Remedent" or the "Company") that a Written Consent in Lieu of an Annual Meeting of Stockholders (the "Written Consent") will be executed not less than twenty days following the mailing of this Information Statement to you. The Written Consent will authorize the following corporate actions:

     1.       Electing a board of directors for fiscal 2002;

     2. A restatement of the Company's Articles of Incorporation (the "Restatement");

     3.       The adoption of a stock option plan (the "2001 Plan"); and

     4. Ratifying the reappointment of Siegel & Smith as the Company's independent accountants for fiscal 2002.

The Board of Directors and management of the Company are not aware of any other actions that will be authorized in the Written Consent. Because execution of the Written Consent is assured, the Company's Board of Directors believes it would not be in the best interest of the Company and its stockholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional stockholders in connection with these actions. Based on the foregoing, the Board of Directors of the Company has determined not to call an Annual Meeting of Stockholders, and none will be held this year.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Common Stock held of record by them.

The Board of Directors has fixed the close of business on July 27, 2001 as the record date (the "Record Date") for the determination of stockholders who are entitled to receive this Information Statement. This Information Statement is being mailed on or about August 13, 2001 to all stockholders of record as of the Record Date. Under Nevada law, stockholders are not entitled to dissenter's rights of appraisal with respect to any of the matters being authorized herein.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE ELECTION OF DIRECTORS, REAPPOINTMENT OF ACCOUNTANTS, THE RESTATEMENT AND THE 2001 PLAN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

ANNUAL REPORT

A copy of the Annual Report of the Company for the fiscal year ended March 31, 2001 accompanies this Notice. In connection with our Annual Report, we would like to report that fiscal 2001 marked a challenging year at Remedent USA, Inc. Due to working capital constraints and the difficulty in administering a national advertising and marketing campaign, we were unable to establish brand awareness sufficient to generate the revenues necessary for profitability from our Remedent Toothbrush. However, despite these difficulties, we were able to generate a comprehensive, forward-looking reorganization plan that capitalizes on the strengths of our Remedent Toothbrush and expands the business through the acquisition of diversified ventures.

Our reorganization plan calls for the ceasing of all direct sales of our Remedent Toothbrush, which will be sold exclusively through an internationally known distributor maintaining thousands of retail outlets around the world, and our diversification into two additional markets through acquisition and product development.

Upon the successful completion of our restructuring plan, which we anticipate to occur by the second quarter of 2002, we will be operating within three distinct market segments, offering more predictable financial results and lowering overall risk.

         ORAL HYGIENE MARKET

We are currently in negotiations with our intended multinational distributor and expect to reach a mutually beneficial agreement by the second quarter of 2002. This will allow us to eliminate all working capital requirements for this product by licensing it and its related technology for a set royalty. Under the proposed arrangement, the product will receive worldwide market exposure, significantly increasing brand awareness and acceptance while priming the market for future products developed by the Company.

In addition to the Remedent Toothbrush, we are developing eight additional products for distribution within the oral hygiene market. These include new manual brushes with additional cosmetic and ergonomic features, electronic toothbrushes for adults and children, and floss dispensers. We project releasing one new product approximately every nine months, beginning in June 2002.

         HIGH-TECHNOLOGY DENTAL EQUIPMENT MARKET

On July 1, 2001, we entered the high-technology dental equipment market by commencing development of products for marketing and distribution worldwide. To organize our efforts in this market, we formed three wholly owned subsidiaries: a holding company, Remedent Professional Holdings, Inc. ("RPH"), and two operating subsidiaries, Remedent Professional, Inc. ("Remedent Professional") and Remedent NV, for marketing and distributing within the domestic and international markets, respectively.

We have employed 14 individuals, six engineers and eight operations, marketing and finance personnel, each with a strong background in the business of high-technology dental equipment.

We believe this experienced staff gives Remedent a particular skill advantage, allowing us to capitalize on technological advancements to stay ahead of the market for dental curing/whitening lamps and intraoral cameras. Our product strategy is to deliver high performance combined with affordability. We plan to introduce these products beginning in October 2001, selling through dental specialist distributors. We will support our distributors by promoting our products directly to the dental community, by creating customer awareness through our participation in major dental conferences, direct mail solicitations, advertising and publicity in professional dental publications and website-based promotion and referrals. Considering the extensive experience of our staff in the workings of the dental equipment market, we expect these marketing campaigns and distribution channels to be implemented successfully and quickly.

         PROFESSIONAL EMPLOYER ORGANIZATION MARKET

We have identified what we believe to be an excellent, complementary diversification target for Remedent, the Professional Employer Organization ("PEO") market. These firms manage payroll and human resource functions as well as provide administration of health, unemployment and workers compensation insurance for small and mid-size businesses, allowing these businesses to shift legal risk, lower administrative costs, and obtain lower insurance rates as part of the PEO firm's group of customers. Through a professional relationship with a business advisory firm that specializes in the PEO market, we have identified several targets within this market for acquisition. This first acquisition -- which we expect to complete prior to the second quarter of 2002 -- will immediately provide a relatively high level of profitable revenue. As we make additional acquisitions in this market, we expect to significantly improve economies of scale.

PEO firms are extremely attractive acquisitions, as we anticipate acquiring them entirely for stock and keeping current management intact and financially incentivized. Consequently, they will require minimal investment of financial or human capital on our part.

GROWTH THROUGH DIVERSIFICATION

We are extremely enthusiastic about the prospects of our new business ventures and believe that such diversification will enable us to significantly lower our risk for seasonal fluctuations within individual markets. Additionally, with this lower risk through diversification, these two market segments -- the highly profitable dental equipment market and high revenue-generating PEO market -- will complement the royalty streams from our oral hygiene products. What's more, the dental market is an ideal candidate for development by PEO firms, creating an instant synergy between these two operating divisions.

2001 AND BEYOND

In 2001 and early 2002, we are planning for the full implementation of our restructuring plan through the completion of the license agreement for our toothbrush products, the introduction of the first of our products for the high-technology dental market, and completion of the first of our PEO acquisitions. Upon completion, we will begin looking to grow each business through the development of additional products and acquisition of additional PEO firms.

We are quite bullish about the future of our Company, both short and long term, and are committed to continually enhancing shareholder value. We appreciate your continued loyalty and support, as well as that of our Board of Directors and employees.

By Order of the Board of Directors,

Sincerely,

/s/ Kenneth J. Hegemann
----------------------------------
Kenneth J. Hegemann
Chairman and President
August 1, 2001

                       SCHEDULE 14C INFORMATION STATEMENT
            PURSUANT TO REGULATION 14C OF THE SECURITIES EXCHANGE ACT
                                     OF 1934

           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the shareholdings of those persons who: (i) own more than five percent of our common stock as of the date hereof with the number of outstanding shares at 13,002,118; (ii) are officers or directors of the Company; and (iii) all officers and directors as a group:


     TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER      AMOUNT AND NATURE OF       PERCENT OF CLASS
                                                                       BENEFICIAL OWNER
     --------------        ------------------------------------      --------------------       ----------------
Common (Restricted)        Kenneth J. Hegemann                                       -0-                   -0-%
                           (Chairman, President)
                           1220 Birch Way
                           Escondido, CA 92097

Common (Restricted)        Rebecca M. Inzunza                                  2,679,495                  20.6%
                           (Director, CEO)
                           1220 Birch Way
                           Escondido, CA 92097

Common (Restricted)        Robert E. Hegemann                                    991,900                   7.6%
                           (Director, Senior Vice President,
                           Secretary)
                           6522 East Sharon Road
                           Scottsdale, AZ 85254

Common (Restricted)        Stephen Ross                                              -0-                   -0-%
                           (Director, CFO)
                           1921 Malcolm #101
                           Los Angeles, CA 90025

Common (Restricted)        Edward E. Quincy, DDS (Director)                      693,280                   5.3%
                           314 N. 14th - Box 87
                           Newman Grove, NE 68758

Common (Restricted)        Earl Moore (Director)                                   5,460                      *
                           8140 Walnut Hill Lane, #201
                           Dallas, TX 75231

                           All Officers and Directors as a group               4,370,135                  33.6%
                           (6 persons)

Common (Restricted)        Jay W. Hegemann                                       743,925                   5.7%
                           748 Vinewood, Suite C&D
                           Escondido, CA 92029

Common (Restricted)        Jean Louis Vrignaud                                   910,000                   7.0%
                           108 Rue De Cherche Midi
                           Paris, France 75006

-----------------------------
* Less than 1%

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. Each year the stockholders elect the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.

The directors and executive officers of the Company are shown in the table below. Ms. Rebecca M. Inzunza is married to Mr. Kenneth J. Hegemann and Mr. Robert E. Hegemann is the son of Mr. Kenneth J. Hegemann.


PERSON                      AGE       POSITION
------                      ---       --------
Kenneth J. Hegemann          53       Chairman, President
Rebecca M. Inzunza           45       Director, CEO
Robert E. Hegemann           33       Director, Senior Vice President, Secretary
Stephen Ross                 42       Director, CFO
Earl Moore, DDS, M.S.D.,
    F.A.C.D., F.I.C.D.       65       Director
Edward E. Quincy, DDS        53       Director


KENNETH J. HEGEMANN, CHAIRMAN, PRESIDENT - Mr. Hegemann has developed numerous products, which have been in use since 1971, and holds more than 20 US and foreign patents for products ranging from irrigation systems, hand tools, and personal care products. He is a hands-on inventor and product developer. With the aid of his two sons Rob and Jay, they have personally built prototypes for all of their patents. All of the Hegemann patents have become commercialized products and many are selling all over the world. A number of the Hegemann patents relate to better ways of brushing teeth and gums. For the past 15 years, he has been consumed in a relentless pursuit to find a cure for gum disease. His latest patent is for a robotic toothbrush that will change the way people care for their teeth and gums in the near future. More can be learned about the concept by visiting oralbot.com. Mr. Hegemann graduated from Lier Siegler with a degree in Engineering Technology.

REBECCA M. INZUNZA, DIRECTOR, CEO - Ms. Inzunza co-founded Remedent USA, Inc. in September 1996. Before launching this endeavor, Ms. Inzunza was President and CEO of Curvex Corporation from 1990 to 1996. In a position prior to Curvex, she served as a department manager with Sears Savings Bank where she oversaw departmental computer system requirements and compatibility bank wide. Ms. Inzunza graduated from Mira Costa College with honors.

ROBERT E. HEGEMANN, DIRECTOR, SENIOR VICE PRESIDENT, SECRETARY - Mr. Hegemann co-founded the Company along with Ms. Inzunza and Mr. Vrignaud in September 1996. Prior to joining the Company, Mr. Hegemann gained management experience as director of operations at

Pro Care Laboratories and Curvex Corporation from 1986 to 1996. He was also instrumental in development of the Brushrite Automatic Toothbrush and other oral care products during his tenure with Pro Care Laboratories and Curvex Corporation. Mr. Hegemann studied Advertising at Northern Arizona University and Organizational Communication at University of Nebraska.

STEPHEN ROSS, DIRECTOR, CFO - Mr. Ross was the former CFO of a professional dental equipment manufacturer where, over a three year tenure, oversaw all financial and operational matters. Prior to that, Mr. Ross served in such positions as senior management consultant with a corporate restructuring and management firm, CFO and co-founder of a personal care company, and a tax manager with one of the Big 5 accounting firms.

EDWARD E. QUINCY DDS, DIRECTOR - Dr. Quincy is currently President of Tri-State Dental, P.C., a company that he founded in 1985, which has twenty-six dental offices in three states. He also owns Dental Rental, LLC, a business that manages the rental of fourteen dental-related buildings. Dr. Quincy previously served as President for Quality Kare Dental, Crofton Dental Partnership, and Henderson Family Dentistry and owned a successful dental practice in Nebraska. Dr. Quincy graduated from Kearny State College in 1970 with a BS Degree, as well as from the University of Nebraska College of Dentistry in 1976 with a Doctor of Dental Surgery Degree.

EARL MOORE, DDS, M.S.D., F.A.C.D., F.I.C.D., DIRECTOR - Dr. Moore founded and has maintained a successful private dental practice since 1959 to date, specializing in Periodontology. Dr. Moore is a member of the American Academy of Periodontology and the Southwest Society of Periodontology. He is a member and has served as President of the Southwest Society of Dental Medicine. Dr Moore is also a member and past President of the Dallas County Dental Society. He is an active member of the Texas Dental Association and the American Dental Association.

All of the directors listed above have been nominated for re-election and it is expected that the Written Consent will elect all of the directors listed above as directors of the Company to serve for a one year term or until successors are elected.

All of the officers listed above have been nominated for re-election by the directors and it is expected that the directors will elect all of the officers listed above as officers of the Company to serve for a one year term or until successors are elected.

                             EXECUTIVE COMPENSATION

         (a)      SUMMARY COMPENSATION

The following table and attached notes sets forth the compensation of the Company's executive officers and directors during each of the last three fiscal years. The remuneration described in the table does not include the cost to the Company of benefits furnished to the named executive officers, including premiums for health insurance, reimbursement of expense, and other benefits provided to such individual that are extended in connection with the ordinary conduct of the Company's business. The value of such benefits cannot be precisely determined, but the executive officers named below did not receive other compensation in excess of the lesser of $25,000 or 10% of such officer's cash compensation:

                          SUMMARY COMPENSATION TABLE


                                      ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                                                     -----------------------------------------
                                                                                 AWARDS               PAYOUTS
                            -----------------------------------      -----------------------------   ---------
    Name and        Year    Salary      Bonus         Other            Restricted     Securities       LTIP          All other
    Principal                 ($)         ($)         Annual             stock        Underlying     pay-outs      compensation
    Position                                       compensation         award(s)        Options/         ($)            ($)
                                                        ($)               ($)           SARs (#)
Kenneth J.         2001     $80,400     $-0-      $-0-                $-0-                -0-             $-0-         $-0-
Hegemann,          2000     $55,275     $-0-      $-0-                $-0-                -0-             $-0-         $-0-
President(1)       1999     $-0-        $-0-      $-0-                $-0-                -0-             $-0-         $-0-
Rebecca Inzunza,   2001     $80,400     $-0-      $-0-                $-0-                -0-             $-0-         $-0-
CEO                2000     $80,400     $-0-      $-0-                $-0-                -0-             $-0-         $-0-
                   1999     $79,060     $-0-      $-0-                $-0-                -0-             $-0-         $-0-

Robert E.          2001     $40,872     $-0-      $-0-                $-0-                -0-             $-0-         $-0-
Hegemann, Sr.      2000     $40,872     $-0-      $-0-                $-0-                -0-             $-0-         $-0-
V.P., Secretary    1999     $36,086     $-0-      $-0-                $-0-                -0-             $-0-         $-0-
Stephen Ross,      2001     $72,000     $-0-      $-0-                $-0-                -0-             $-0-         $-0-
CFO(2)             2000     $-0-        $-0-      $-0-                $-0-                -0-             $-0-         $-0-
                   1999     $-0-        $-0-      $-0-                $-0-                -0-             $-0-         $-0-


         (b)      EMPLOYMENT AGREEMENTS

In connection with the Company's entrance into the high-technology dental equipment market, and formation of a domestic subsidiary, the Company hired six employees within the United States, all of which are employed under executed employment agreements. Each agreement was executed on July 1, 2001 and has a term of six months, with no provisions for severance. The following are the terms of each specific agreement:

Mr. Stephen Ross will act as the Chief Financial Officer for both Remedent USA, Inc. and Remedent Professional, Inc. with a yearly salary of $144,000 and 382,500 stock options granted upon execution of the agreement.

Mr. Irwin Zucker will act as the Chief Operating Officer for both Remedent USA, Inc. and Remedent Professional, Inc. with a yearly salary of $108,000 and 76,500 stock options granted upon execution of the agreement.

-----------------
(1)   Elected President effective July 26, 2001.
(2)   Elected CFO effective July 26, 2001.

Mr. Cole Gehrung will act as the Controller for both Remedent USA, Inc. and Remedent Professional, Inc. with a yearly salary of $76,000 and 76,500 stock options granted upon execution of the agreement.

Mr. Ed First will act as the Director of Engineering for Remedent Professional, Inc. with a yearly salary of $78,000 and 45,900 stock options granted upon execution of the agreement.

Mr. Dan Acosta will act as a Staff Engineer for Remedent Professional, Inc. with a yearly salary of $54,000 and 7,650 stock options granted upon execution of the agreement.

Mr. Mike Smith will act as a Staff Engineer for Remedent Professional, Inc. with a yearly salary of $54,000 and 7,650 stock options granted upon execution of the agreement.

We anticipate having additional employment contracts with key personnel as necessary, in the future.

         (c)      COMPENSATION OF DIRECTORS

Directors of the Company do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings.

         (d)      STOCK OPTION PLAN

On May 29, 2001, the Board of Directors adopted an Incentive and Nonstatutory Stock Option Plan (the "Plan"), reserving 5,000,000 shares underlying options for issuance under this plan. There is a restriction that no more than 1,000,000 options may be granted to any one individual or entity in any one calendar year under the Plan.

To date, 596,700 options have been granted to employees pursuant to the Plan.

                     RESTATED ARTICLES OF INCORPORATION

The Company's Articles of Incorporation (the "Articles") have been amended six times. In order to review the current status of the Articles, one must review the original articles and the six amendments.

The Articles do not contain the current directors of the Company nor the current Agent for Service of Process. The Articles do, however, contain a restrictive covenant that reads as follows: "Shares of this Corporation shall not be issued for consideration other than money or in payment of a debt of the corporation without the unanimous consent of all stockholders." This covenant could hinder the Company's future financing and business transactions.

The purpose of the Restatement is twofold. First, to make it more convenient by having all of the current articles contained in one document. Second, to update the provisions of the Articles, including the deletion of the restrictive provision.

The Restatement does not change the Company's authorized capitalization. The Company will continue to have the authority to issue 50,000,000 shares of common stock, $.001 par value.

The Board of Directors believes it is in the best interests of the Company to restate the Articles as set forth herein.

                        ADOPTION OF THE STOCK OPTION PLAN

On May 4, 2001, the Board of Directors of the Company adopted the Company's 2001 Stock Option Plan (the "2001 Plan") and directed that it be presented to the stockholders for their approval and adoption. The majority Stockholders were asked to consider and approve the adoption of the 2001 Plan. The following is a general description of certain features of the 2001 Plan.

PURPOSE OF THE 2001 STOCK OPTION PLAN/MATERIAL FEATURES

The 2001 Plan provides for the granting to the Company's directors, officers, employees and consultants of stock options to purchase up to 5,000,000 shares of Common Stock. The purpose of the 2001 Plan is to ensure that the Company retains the services of valued key directors, officers, employees and consultants, and to encourage such people to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the stockholders of the Company. The 2001 Plan also serves as an aid and inducement in the attracting and hiring of new directors, officers, employees and consultants as needed.

PLAN ADMINISTRATOR

The Board of Directors of the Company will initially administer the 2001 Plan, except that the Board may, at its discretion, establish a committee comprised of two (2) or more members of the Board or two (2) or more other persons to administer the 2001 Plan (the "Plan Administrator").

ELIGIBLE PARTICIPANTS

Incentive stock options (those stock options that qualify under Section 422 of the Internal Revenue Code of 1986 ("the "Code")) may be granted to any individual who is, at the time of the grant, an employee of the Company or its subsidiaries. Non-qualified stock options (those options that do not qualify under Section 422 of the Code) may be granted to employees and other people, including directors and officers of the Company or its subsidiaries.

MATERIAL TERMS OF STOCK OPTIONS GRANTED PURSUANT TO THE 2001 PLAN

To date, 596,700 stock options have been granted to employees pursuant to the 2001 Plan. All stock options granted pursuant to the 2001 Plan are evidenced by a written agreement (a "Stock Option Agreement"), approved by the Plan Administrator. Each Stock Option Agreement states, among other things, the following:

         1. The number of Common Shares which can be acquired on exercise of the Stock Option;

         2.       The date of grant and expiration date of the stock option;

         3.       The exercise price of the stock option; and

         4.       The vesting schedule of the stock options, if any.

MAXIMUM ISSUANCE OF STOCK OPTIONS

Any one person or entity will not be granted more than one million stock options in any calendar year.

DURATION AND EXPIRATION OF STOCK OPTIONS

Stock options granted under the 2001 Plan will expire on the dates determined by the Plan Administrator but shall expire on a date which is not later than ten
(10) years from the date of grant of the stock option.

VESTING OF OPTIONS AND DETERMINATION OF EXERCISE PRICE

The Plan Administrator may determine the time during which any stock options may vest and the method of vesting of such stock options. The Plan Administrator shall act in good faith to establish the exercise price in accordance with all applicable laws, including:

         1. The per share exercise price for an incentive stock option will not be less than the fair market value per Common Share at the date of grant;

         2. With respect to incentive stock options granted to greater-than-ten percent stockholders of the Company, the exercise price per share will not be less than one hundred ten percent (110%) of the fair market value per Common Share at the date of grant;

         3. The per share exercise price for non-qualified stock options will be the price established by the Plan Administrator acting in good faith; and

         4. Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Company or any subsidiary of the Company may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.

TERMINATION OF OPTIONS

Unless otherwise determined by the Plan Administrator, a stock option will terminate (among the other ways in which it may be terminated as set forth in the 2001 Plan) upon the occurrence of the first of the following events:

         1.       The expiration of the stock option;

         2. The expiration of 30 days from the date of an optionee's termination of employment or contractual relationship with the Company for any reason whatsoever other than death or disability;

         3. The expiration of six months from termination of an optionee's employment or contractual relationship by reason of death or disability; or

         4. Thirty days from the date the optionee ceases to serve as a director of the Company, if applicable.

TRANSFERABILITY OF OPTIONS

Stock options granted under the 2001 Plan are non-transferable other than by will or by applicable laws of descent and distribution.

EXERCISE OF OPTIONS

Stock options are exercisable in full or in part, at any time after vesting, until termination of the stock option.

FEDERAL TAX CONSEQUENCES

NON-QUALIFIED STOCK OPTIONS

In general, the grant of non-qualified stock options under the 2001 Plan will not result in the recognition of any taxable income by the optionee. An optionee will recognize ordinary income on the date of exercise of the non-qualified stock option equal to the excess, if any, of (1) the fair market value of the Shares of Common Stock acquired as of the exercise date, over (2) the exercise price. The tax basis of these Shares of Common Stock for purposes of a subsequent sale includes the non-qualified option price paid and the ordinary income reported on exercise of the non-qualified stock option. The income reportable on exercise of a non-qualified stock option is subject to federal income and employment tax withholding. Generally, the Company will be entitled to a deduction for its taxable year within which the optionee recognizes compensation income in the amount reportable as income by the optionee on the exercise of a non-qualified stock option.

INCENTIVE STOCK OPTIONS (QUALIFIED UNDER SECTION 422 OF THE CODE)

In general, an optionee will not recognize taxable income upon the grant or exercise of an incentive stock option. However, upon the exercise of an incentive stock option, the excess of the fair market value on the date of exercise of the Shares of Common Stock received over the exercise price of the stock option is treated as an item of adjustment for the purpose of calculating alternative minimum taxable income.

If the optionee has held the shares of Common Stock acquired upon exercise of an incentive stock option for at least two years after the date of grant, and for at least one year after the date of exercise, upon disposition of the shares of Common Stock by the optionee, the difference (if any) between the sales price of the Shares of Common Stock and the exercise price of the stock option is treated as long-term capital gain or loss. If the optionee does not satisfy these incentive stock option holding period requirements, the optionee will recognize ordinary income at the time of the disposition of the shares of Common Stock, generally in an amount equal to the excess of the fair market value of the shares of Common Stock at the time the stock option was exercised over the exercise price of the stock option. The balance of the gain realized (if any) will be long-term or short-term capital gain, depending on the holding period. If the optionee sells the shares of Common Stock prior to the satisfaction of the incentive stock option holding period requirements, but at a price below the fair market value of the shares of Common Stock at the time the stock option was exercised, the amount of ordinary income is limited to the amount realized on the sale over the exercise price of the stock option.

In order for the exercise of an incentive stock option to qualify for the foregoing tax treatment, the optionee generally must be an employee (within the meaning of section 422 of the Code) of the Company or one of its subsidiaries from the date the incentive stock option is granted through the date three months before the date of exercise (one year before the date of exercise in the case of an optionee who is terminated due to disability).


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

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has recommended that Siegel - Smith LLP be reappointed as independent auditors to audit the financial statements of the Company for the current fiscal year. The Company anticipates that the Written Consent will ratify the appointment of Siegel - Smith LLP.

Siegel - Smith LLP is the independent auditors for the Company and its subsidiaries and has reported on the Company's fiscal year end March 31, 2001 and March 31, 2000 financial statements. In accordance with the Independence Standards Board Standard No. 1, Siegel - Smith LLP has represented to the Company that it is independent with respect to the Company within the meaning of the published rules and regulations of the Securities and Exchange Commission. The Company's independent auditors are appointed by the Company's Board of Directors. Siegel - Smith LLP has been reappointed as independent auditors for the Company for fiscal year 2002, subject to stockholder ratification.

                         FINANCIAL AND OTHER INFORMATION

For more detailed information on the Company, including financial statements, you may refer to the Company's Form 10-KSB included herewith and Forms 10-QSB, filed with the SEC. Copies of these documents are available on the SEC's EDGAR database at www.sec.gov or by calling the Company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto authorized.

August 1, 2001                        Remedent USA, Inc.

                                      By: /s/ Rebecca M. Inzunza
                                         ---------------------------------------
                                          Rebecca M. Inzunza, Director, CEO


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



                                   APPENDIX A
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               REMEDENT USA, INC.

                                    ARTICLE I
                                      NAME

         The name of this Corporation is:

                               REMEDENT USA, INC.

                                   ARTICLE II
                                 RESIDENT AGENT

         The resident agent and its registered office in the State of Nevada is:

                       Corporation Trust Company of Nevada
                            6100 Neil Road, Suite 500
                                 Reno, NV 89511

                                   ARTICLE III
                                      STOCK

         The aggregate number of shares, which this Corporation shall have the authority to issue, is 50,000,000 shares of common stock with a par value of $.001 per share.

                                   ARTICLE IV
                                    DIRECTORS

         The governing body of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation. The names and addresses of directors of the current board of directors, , which shall consist of six directors, are:

                               Kenneth J. Hegemann
                                 1220 Birch Way
                               Escondido, CA 92027

                               Rebecca M. Inzunza
                                 1220 Birch Way
                               Escondido, CA 92097


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



                               Robert E. Hegemann
                              6522 East Sharon Rd.
                              Scottsdale, AZ 85254

                              Edward E. Quincy, DDS
                               314 N. 14th Box 87
                             Newman Grove, NE 68758

                                   Earl Moore
                           8140 Walnut Hill Lane #201
                                Dallas, TX 75231

                                  Stephen Ross
                                1921 Malcolm #101
                              Los Angeles, CA 90025

                                    ARTICLE V
                                     PURPOSE

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes.

                                   ARTICLE VI
                                    DURATION

         The duration of this Corporation is to be perpetual.

                                   ARTICLE VII
                                CUMULATIVE VOTING

         At all elections of directors of the Corporation, each holder of stock possessing voting power is entitled to as many votes as equal the number of shares multiplied by the number of directors to be elected, and he may cast all of his votes for a single director or may distribute them among the number to be voted for or any two or more of them, as he may see fit.

                                  ARTICLE VIII
                             LIMITATION OF LIABILITY

         No directors or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for: (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

         The undersigned, constituting the President and Secretary of the Corporation, respectively, hereby execute these Restated Articles of Incorporation as of the 3rd of September, 2001, and certify that the vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of these Restated Articles of Incorporation is at least 6,631,080 (51%).

/s/ Kenneth J. Hegemann                         /s/ Robert E. Hegemann
--------------------------------                ------------------------------
Kenneth J. Hegemann, President                  Robert E. Hegemann, Secretary


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